Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated November 14, 2025 relating to the Common Stock, par value $0.001 per share, of OneMedNet Corporation shall be filed on behalf of the undersigned.

DISCOVERY CAPITAL MANAGEMENT, LLC By: /s/ Robert K. Citrone
Name: Robert K. Citrone
Title: Managing Member

ROBERT K. CITRONE By: /s/ Robert K. Citrone

DISCOVERY GLOBAL OPPORTUNITY MASTER FUND, LTD. By: /s/ Robert K. Citrone
Name: Robert K. Citrone
Title: Director